Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Larry Tannenbaum
Chief Financial Officer
650 940-4700
May 15, 2006
Mountain View, California
IRIDEX Reports Strong First Quarter Revenue Growth
First Quarter Sales Grow 11%Year-Over-Year to $9.0 Million;
Ophthalmology Sales Increase 23%;
Disposable Revenues Grows 31%;
Sales and Marketing Ophthalmology Programs Gain Traction
IRIDEX Corporation (Nasdaq/NMS: IRIX) today reported financial results for the first quarter ended April 1, 2006. Sales for the period exceeded $9.0 million, an 11% increase from the $8.1 million reported for the first quarter of 2005. The increase was led by strong ophthalmic sales both domestically and internationally. Ophthalmology sales grew 22.5% to $7.6 million for the first quarter of 2006 compared with $6.2 million recorded in the corresponding quarter of 2005. Recurring revenue, which includes sales of disposable products and services, increased 22%. Recurring revenue accounted for 42% of total revenues, which is a 4 percentage point increase from the 38% of total revenues it represented in the first quarter of 2005.
Including the effect of SFAS 123(R), quarterly net loss was $264,000, and diluted loss per share was $0.03. The Company recorded a pre-tax charge related to SFAS 123(R) of $457,000. Excluding the effect of SFAS 123(R), the Company recorded a proforma net loss of $49,000 in the first quarter of 2006 compared with a net loss of $20,000 in the year-ago period. Excluding the effect of SFAS 123(R), the proforma net loss per share was $0.01 in the first quarter of 2006 compared with a net loss per share of $0.00 in the corresponding quarter of 2005. (1)
During the first quarter of 2006, domestic sales increased 7.5% to $5.3 million from $4.9 million reported in the first quarter of 2005. This was driven by a 27% increase in direct laser and disposable ophthalmology sales (excluding OEM sales). International sales were $3.7 million in the first quarter of 2006, representing a 15% increase from $3.2 million reported in the year-ago period. This was fueled by a 26% increase in laser console and disposable product ophthalmology sales. Since international sales are denominated in US dollars, foreign currency fluctuations had no material impact on sales growth.
Dermatology sales declined approximately 27% to $1.4 million in the first quarter of 2006 from $2 million in the comparable period in 2005, and were somewhat impacted by the later date of the American Academy of Dermatology (AAD) meeting this year from which sales leads are generated.

“The strong growth in both our ophthalmology laser systems and disposable revenue stream demonstrates the early success of our recently implemented sales and marketing initiatives,” said Barry G. Caldwell, IRIDEX President and CEO. “Our sales and marketing campaigns have become more aggressive and better position the total solution that IRIDEX offers for laser-based ophthalmic procedures in both the operating room and the office setting. In the first quarter, we also implemented our Valued IRIDEX Partner (VIP) program, which is focused on driving disposable probe sales growth and introducing our customers to a wider range of IRIDEX products. Based upon the 31% disposable revenue growth during the quarter, we believe this initiative has already gained meaningful traction and provided focus on this important segment of our business. Although the decline in dermatology sales was somewhat affected by the timing of the AAD, more importantly the sales productivity numbers were unacceptable. We understand what needs to be done and are addressing these issues.”
Gross margins expanded by 3.0 percentage points to 48.2% in the first quarter of 2006 from 45.2% in the year-ago period, driven by higher sales of disposable probes. Excluding the effect of SFAS 123(R), proforma gross margins were 48.6% for the first quarter of 2006 or an improvement of 3.4 percentage points compared with the first quarter of 2005.
Cash and cash equivalents and available-for-sale-securities as of March 31, 2006 were $21.4 million, or roughly equivalent with those at December 31, 2005. Inventories were $8.7 million compared with $8.6 million at December 31, 2005, as inventory turns improved to 2.2 turns in the first quarter of 2006 compared to 1.9 turns for the first quarter of 2005 and 2.2 turns for the full 2005 fiscal year. Quarterly days sales outstanding (DSOs) improved to 65 days in the first quarter of 2006 compared with 80 days for the first quarter of 2005 and 69 days for the full 2005 fiscal year. Accounts receivable were $6.2 million as of March 31, 2006.
“We continue to make progress on the three legs of our growth strategy, which is based on organic growth, product innovation, and accretive acquisitions,” stated Mr. Caldwell. “In addition to the strong revenue gains in the first quarter, we made important progress on the second component of our strategy and brought on our new Vice President of Product Innovation to lead our consolidated development team. She has a strong track record of rapid product development and under her leadership we are confident that we can execute our strategy to quickly launch a series of innovative products that satisfy the unmet needs of our customers. Our plans are to introduce at least two new ophthalmic laser consoles at the American Academy of Ophthalmology meeting in November 2006 and between six and eight new disposable probes throughout the remainder of the year.
“We reiterate our belief that the time and effort we’ve dedicated to internal restructuring and more aggressive sales and marketing will bear fruit this year in the form of double-digit revenue gains, year-over-year gross margin improvement, and accelerated earnings growth,” continued Mr. Caldwell. “In addition, we continue to aggressively explore accretive acquisitions that can expand our product line and customer base, as well as significantly augment our long-term revenue and earnings power.”
Conference Call
IRIDEX management will conduct a conference call today at 2:00 p.m. (Pacific Time) to discuss its first quarter 2006 results and recent corporate developments. Interested parties may access the live conference call via telephone by dialing 866-356-4281 for domestic participants or 617-597-5395 for international participants. The passcode is 89534048. Interested parties may also visit the Company’s website at www.iridex.com. A telephone replay will be available beginning on May 15, 2006 through May 22, 2006 by dialing 888-286-8010 for domestic participants or 617-801-6888 for international participants. The passcode is 12628609. In addition, an archived version of the webcast will be available on May 15, 2006 on the Company’s website at www.iridex.com.
About IRIDEX
IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems and delivery devices used to treat eye diseases in ophthalmology and skin conditions in dermatology (also referred to as aesthetics). IRIDEX products are sold in the United States through a direct sales force and internationally through a network of independent distributors into more than 100 countries. For further information, visit the Company’s website at www.iridex.com.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s growth strategy and prospects, revenues, gross margins, earnings, potential acquisitions and new product releases. Actual results could differ materially and adversely from those projected in the forward- looking statements based on, among other things, the actual order and shipment rate for the Company’s ophthalmology and dermatology product lines, the rate of sales to OEM customers, the rate of growth in sales of disposables and services, the rate of introduction and market acceptance of the Company’s products, and the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company’s markets, especially with regard to the Company’s dermatology products which are typically used for elective procedures that can be deferred. Additional risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company’s network of independent distributors, the risks associated with bringing new products to market, and the results of clinical trials and competition in our markets, as well as the risks associated with a competitive market for management talent and the risks inherent with identifying, negotiating and integrating strategic acquisitions of complementary businesses, products or technologies. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission. Forward- looking statements contained in this announcement are made as of this date and will not be updated.
Non-GAAP Financial Measures
(1)	Proforma earnings per diluted share excluding impact of SFAS 123(R) is not a measurement determined in accordance with accounting principles generally accepted in the United States. IRIDEX believes its calculation of earnings per diluted share excluding impact of SFAS 123(R) in this press release is a useful measure to investors of the Company’s ongoing performance because it provides comparability to periods prior to the adoption of SFAS 123(R) and disclosures of its operations on the same basis as that used by management. Earnings per diluted share excluding impact of SFAS 123(R) should not be considered as a measure of financial performance under accounting principles generally accepted in the United States, and the item excluded from it is a significant component in understanding and assessing financial performance.
Excluding the effect of SFAS 123(R), the Company recorded a proforma net loss of $49,000 in the first quarter of 2006 compared with a loss of $20,000 in the year-ago period and a proforma net loss per share was $0.01 in the first quarter of 2006 compared with a net loss per share of $0.00 in the corresponding quarter of 2005. Earnings per diluted share excluding impact of SFAS 123(R) is not a measurement determined in accordance with accounting principles generally accepted in the United States. The difference between reported results and proforma results arises from the pre-tax expense of SFAS 123(R) of $457,000. IRIDEX believes that its presentation of financial information excluding the impact of SFAS 123(R) in this press release is a useful measure of the Company’s ongoing performance because it provides comparability to periods prior to the adoption of SFAS 123(R) and presents information related to the results of operations on the same basis as that used by management. Financial information excluding the impact of SFAS 123(R) should not be considered as a measure of financial performance under accounting principles generally accepted in the United States, and the item excluded from it calculation is a significant component in understanding and assessing financial performance. The difference between reported gross margin and proforma gross margin arises from the pre-tax expense of SFAS 123(R) of $35,000, recorded as component of cost of sales.

IRIDEX Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 1,	December 31,
	2006	2005
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$3,256	$12,655
Available-for-sale securities	18,166	8,779
Accounts receivable, net	6,247	6,589
Inventories	8,687	8,594
Prepaids and other current assets	1,090	885
Current deferred income taxes	1,415	1,415

Total current assets	38,861	38,917

Long term portion of available-for-sale securities	—	—
Property and equipment, net	1,063	1,114
Deferred income taxes	1,073	1,073

Total assets	$40,997	$41,104

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,109	$1,094
Accrued expenses	3,312	4,421
Deferred revenue	995	1,072

Total liabilities	5,416	6,587

Stockholders’ Equity:
Common stock	78	76
Additional paid-in capital	27,643	26,334
Accumulated other comprehensive loss	(10)	(27)
Treasury stock	(430)	(430)
Retained earnings	8,300	8,564

Total stockholders’ equity	35,581	34,517

Total liabilities and stockholders’ equity	$40,997	$41,104

IRIDEX Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Three Months Ended
	April 1,	April 2,
	2006	2005

Sales	$9,010	$8,145
Cost of sales	4,665	4,467

Gross profit	4,345	3,678

Operating expenses:
Research and development	1,121	1,039
Sales, general and administrative	3,941	2,797

Total operating expenses	5,062	3,836

Income (loss) from operations	(717)	(158)
Interest and other income, net	179	126

Income (loss) before income taxes	(538)	(32)
Benefit from (provision for) income taxes	274	12

Net income (loss)	($264)	($20)

Net income (loss) per common share — basic	($0.03)	($0.00)

Net income (loss) per common share — diluted	($0.03)	($0.00)

Shares used in per common share basic calculations	7,587	7,317

Shares used in per common share diluted calculations	7,587	7,317